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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __________)*

CAPITAL DIRECTIONS, INC.

(Name of Issuer)

COMMON STOCK PAR VALUE $5.00 PER SHARE

(Title of Class of Securities)

140076 10 0

(CUSIP Number)

12-31-02

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (12-02)

CUSIP No. 140076 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). COLIN J. FINGERLE TRUST

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization MICHIGAN

	5.	Sole Voting Power
		37,343 SHARES

Number of	6.	Shared Voting Power
Shares		-0- SHARES
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		37,343 SHARES
Person
With:	8.	Shared Dispositive Power
		-0- SHARES

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 37,343 SHARES

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) X

11.	Percent of Class Represented by Amount In Row (9) 6.3%

12.	Type of Reporting Person (See Instructions) OO

ITEM 1.

(A)	NAME OF ISSUER:

CAPITAL DIRECTIONS, INC.

(B)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

322 SOUTH JEFFERSON STREET, MASON, MICHIGAN 48854

ITEM 2.

(A)	NAME OF PERSON FILING: COLIN J. FINGERLE TRUST

TRUSTEE: COLIN J. FINGERLE

(B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

2505 LONDONDERRY ROAD, ANN ARBOR, MICHIGAN 48104

(C)	CITIZENSHIP

U.S. CITIZEN

(D)	TITLE OF CLASS OF SECURITIES

COMMON STOCK PAR VALUE $5.00 PER SHARE

(E)	CUSIP NUMBER:

140076 10 0

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO §240.13D-1(B) OR §240.13(D)-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

(A)	AMOUNT BENEFICIALLY OWNED 37,343 SHARES

(B)	PERCENT OF CLASS 6.3%

(C)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(I)	SOLE POWER TO VOTE OR DIRECT THE VOTE
37,343 SHARES
(II)	SHARED POWER TO VOTE OR DIRECT THE VOTE
-0- SHARES
(III)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 37,343 SHARES
(IV)	SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF
-0- SHARES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

     BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

APRIL 24, 2003

/s/ Colin J. Fingerle, TTE COLIN J. FINGERLE TRUST BY COLIN J. FINGERLE AS TRUSTEE